Exhibit 99.1

SELECTICA ANNOUNCES COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

San Jose, Calif. – October 16, 2007 – Selectica (NASDAQ: SLTC), a leading provider of enterprise contract lifecycle management and sales configuration solutions, today announced that it has received written confirmation from the Nasdaq Listing and Hearing Review Council dated October 15, 2007, that the Company is now in compliance with all Nasdaq Marketplace Rules and that the Company’s securities will continue to be listed on Nasdaq.

About Selectica, Inc.

Selectica (NasdaqGM:SLTC – News) provides its customers with software solutions that automate the complexities of enterprise contract management and sales configuration lifecycles. The company’s high-performance solutions underlie and unify critical business functions including sourcing, procurement, governance, sales and revenue recognition. Selectica has been providing innovative, enterprise-class solutions for the world’s largest companies for over 10 years and has generated substantial savings for its customers. Selectica customers represent leaders in manufacturing, technology, retail, healthcare and telecommunications, including: ABB, Ace Hardware, Bell Canada, Cisco, Covad Communications, General Electric, Fireman’s Fund Insurance Company, Hitachi, International Paper, Juniper Networks, Levi Strauss & Co., Rockwell Automation, Tellabs, and 7-Eleven. Selectica is headquartered in San Jose, CA. For more information, visit the company’s Web site at www.selectica.com.

Contact:	Tony Rossi, Financial Relations Board for Selectica
213-486-6545, trossi@financialrelationsboard.com

###